UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2007

General Electric Company
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 25, 2007, the shareowners of the General Electric Company (the “Company”) approved the General Electric 2007 Long-Term Incentive Plan (the “Plan”) at the annual meeting of shareowners. Any salaried employee of the Company will be eligible to participate in the Plan. The Plan will be administered by a committee of the Company’s Board of Directors consisting of at least three non-employee directors. The committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years. The committee may also award restricted stock and restricted stock units and establish the applicable restrictions. In addition, the committee may grant performance awards and other stock-based awards, with performance awards payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods. The maximum number of shares as to which stock options and stock awards may be granted under the Plan is 500,000,000, of which no more than 250,000,000 may be available for awards granted in any form provided for under the Plan other than options or stock appreciation rights. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Plan. This description of the Plan is qualified in its entirety by reference to the actual Plan, which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment of Certificate of Incorporation

On April 25, 2007, the shareowners of the Company approved an amendment to the Company’s Certificate of Incorporation at the annual meeting of shareowners pursuant to which each director nominee in a non-contested director election must be elected by the affirmative vote of a majority of the votes cast in favor of or against the election of such director nominee at a meeting of shareowners. In a contested election, directors will be elected by a plurality of the votes cast at a meeting of shareowners. An election will be considered contested if, as of the record date, there are more nominees for election than positions on the Board of Directors to be filled. The amended Certificate of Incorporation became effective on April 26, 2007.

Amendments of By-laws

Effective April 26, 2007, the Board of Directors of the Company adopted the following amendments to the Company’s By-laws:

Director Resignation Policy

In connection with the shareowner approval of the amendment to the Company’s Certificate of Incorporation described above, the Board amended Article II, Section C of the Company’s By-Laws to conform its existing director resignation policy to the new majority vote standard. Under New York law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover director”. Pursuant to the amendment, in any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of such election must immediately tender his or her resignation, and the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision must be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission (the "SEC").

Advance Notice Provision

The Board amended Article VII of the Company’s By-Laws to add an advance notice provision. Pursuant to this amendment, if a shareowner wishes to present either (1) a proposal relating to director nominations or (2) a proposal relating to a matter other than director nominations, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareowner must comply with the procedures contained in the amended by-law. These procedures include timely notice to the Company’s Secretary of such proposal and specific requirements as to the content of the proposal. For a notice to be timely, any such proposal must be delivered to the Company’s Secretary not later than the close of business on the 90th day prior to the anniversary date of the most recent annual meeting of shareowners. If the date of the annual meeting of shareowners is more than 30 days earlier or later than such anniversary date, then the notice must be delivered not later than the close of business on the 75th day prior to the anniversary date of the most recent annual meeting of shareowners. The Board adopted a similar provision for special meetings where directors are elected.

The foregoing descriptions of the Certificate of Incorporation and By-laws are qualified in their entirety by reference to the actual Certificate of Incorporation and By-laws, which are filed as Exhibits 3.1 and 3.2, respectively, to this Form 8-K and are hereby incorporated by reference.

Exhibit Index

3.1	Certificate of Incorporation of General Electric Company
3.2	By-Laws of General Electric Company
10.1	General Electric Company 2007 Long-Term Incentive Plan
10.2	Form of Agreement for Stock Option Grants to Executive Officers
10.3	Form of Agreement for Annual Restricted Stock Unit Grants to Executive Officers
10.4	Form of Agreement for Periodic Restricted Stock Unit Grants to Executive Officers
10.5	Form of Agreement for Long Term Performance Award Grants to Executive Officers
10.6	Form of Agreement for Performance Stock Unit Grants to Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: April 27, 2007	/s/ Philip D. Ameen
Philip D. Ameen
Vice President and Comptroller

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